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Lawrence S. Coben Chairman of the Board and Chief Executive Officer Tremisis Energy Acquisition Corporation II (917) 892-1442

FOR IMMEDIATE RELEASE

TREMISIS ENERGY ACQUISITION CORPORATION II
COMPLETES INITIAL PUBLIC OFFERING

Houston, Texas, December 12, 2007 - Tremisis Energy Acquisition Corporation II (AMEX: TGY.U) announced today that it has completed its initial public offering of 9,500,000 units. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $76,000,000 to the Company. Merrill Lynch & Co. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080.

The Company also announced the simultaneous consummation of the private sale of 2,650,000 warrants at a price of $1.00 per warrant, generating total proceeds of $2,650,000. The warrants were purchased Lawrence S. Coben, the Company’s chairman of the board and chief executive officer, Ronald D. Ormand, the Company’s president, chief financial officer and member of its board of directors, Jon Schotz and Charles A. Norris, each a member of the Company’s board of directors, and Bill Goldstein, Dean Vanech, Jerry Doren, Owen Coleman, Bill Armstrong, Trevor Wilson, Brian McInerny, Richard Kassar, David Levine, Jim Land, David A. Preiser, Gary Evans and Dr. John Jacobs, each a stockholder of the Company. The warrants are identical to the warrants included in the units sold in the initial public offering except that if the Company calls the warrants for redemption, these private warrants may be exercisable on a cashless basis so long as such warrants are held by the purchasers or their affiliates. The purchasers of the warrants have agreed that the warrants will not be sold or transferred by them until after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $75,595,000 (or approximately $7.96 per share sold in the initial public offering) was placed in trust. Audited financial statements as of December 12, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Tremisis Energy Acquisition Corporation II is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on seeking a business combination with an operating company in either the energy or the environmental industry and their related infrastructures.

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